EXHIBIT 99.2

Press Release

Sky Petroleum Completes $5 Million Funding Commitment for Offshore Oil and Gas Property

$5 Million for Drilling Costs Delivered to UAE-Based Buttes Gas and Oil Co International Inc.,
a Wholly Owned Subsidiary of Crescent Petroleum Company International Limited

AUSTIN, TX — (MARKET WIRE) —Jul 28, 2005 — Sky Petroleum, Inc. (OTC BB:SKPI.OB — News) an oil and gas exploration and development company, along with its wholly owned subsidiary, Sastaro Limited (“Sastaro”), today announced it met a $5.0 million funding commitment relating to capital expenditures for a drilling program in the Mubarek oil and gas field, an off-shore oil and gas project in the Arabian Gulf to be conducted by United Arab Emirates-based Buttes Gas and Oil Co. International Inc. (“BGOI”), a wholly owned subsidiary of Crescent Petroleum Company International Limited (“Crescent”). Sky delivered the funds within the specified time period as part of Sastaro’s obligation under the definitive Participation Agreement announced on May 18, 2005 with BGOI. Sastaro was required to advance BGOI $5 million on July 25, 2005, as part of a total obligation to pay approximately US$25 million in drilling costs related to two wells in the Mubarek oil and gas field.

To date, Sastaro has paid $7.0 million of the $25 million due under the Participation Agreement. Sastaro is obligated to make additional payments totaling $7.5 million during the 2005 calendar year and a final payment of $10.5 million when the first well is spudded, expected to be in early 2006. The final balance will be made in three equal payments over a period of several months.

The alliance with BGOI and Crescent unites Sky Petroleum with one of the United Arab Emirates most established and successful, integrated low-cost operators with over 30 years of extensive experience in the region. As established operators in the Mubarek oil and gas field for over three decades, BGOI and Crescent bring extensive knowledge of the geological formations and reservoir potential of the Mubarek Field.

Mubarek Development Project

The first commercial oil was produced in the mid 1970‘s in the Mubarek Field, marking the beginning of over three decades of continuous production. The total estimated cumulative recovery to date exceeds 100 million barrels of oil. Sky Petroleum believes that this represents approximately 30% of the estimated original oil in place (STOIIP) of 275 million barrels and that there are significant additional reserves that may be produced by the new infill well program. The Mubarek Field production facilities have the capacity to process 60,000 barrels of oil per day.

The company expects the first phase of a proposed two phase infill drilling program into the Ilam/Mishrif reservoir situated within the Mubarek Field to commence in early 2006.

About Sky Petroleum

Sky Petroleum (OTC BB:SKPI.OB — News) is an oil and gas exploration and development company. Sky Petroleum’s primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Sky Petroleum’s ability to satisfy its obligations under the short-term bridge loans, raise additional capital to fund its commitments under the Participation Agreement, the success of the proposed infill drilling programs, Sky Petroleum’s ability to access opportunities, the contemplated continued production at the Mubarek field, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum’s intended plan.

Contact:

Don Cameron 403-265-3500 donccameron@telus.net